Exhibit 8.1

599 Lexington Avenue
New York,  NY 10022-6069

+1.212.848.4000

June 1, 2021

Ardagh Metal Packing S.A.

56, Rue Charles Martel

L-2134 Luxembourg, Luxembourg

Ladies and Gentlemen:

We are acting as U.S. tax counsel to Ardagh Metal Packaging S.A., a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg (“AMPSA”), in connection with the preparation and filing of the Registration Statement on Form F-4 initially filed with the Securities and Exchange Commission (the “Commission”) on March 8, 2021, as amended (the “Registration Statement”), relating to the Business Combination Agreement, dated February 22, 2021, (the “Business Combination Agreement”), by and among Gores Holdings V, Inc., a Delaware corporation (“GHV”), AMPSA, Ardagh MP Mergeco Inc., a Delaware corporation (“MergeCo”), and Ardagh Group S.A., a public limited liability company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg with its registered office at 56, Rue Charles Martel, L-2134 Luxembourg, Luxembourg and registered with the Luxembourg Trade and Companies Register under registration number B160804 (“Ardagh”). Any defined term used and not defined herein has the meaning given to it in the prospectus (the “Prospectus”) included in the Registration Statement.

In providing our opinion, we have examined the Business Combination Agreement, the Related Agreements, the Registration Statement, the Prospectus, the representation letters of GHV and Ardagh, respectively, in each case delivered to us for purposes of this opinion (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate for purposes of this opinion. For purposes of the opinion set forth below, we have, with the consent of AMPSA, assumed, without independent verification, the authenticity of original documents, the accuracy of copies and the genuineness of signatures, and that the execution and delivery by each party to a document and the performance by such party of its obligations thereunder have been authorized by all necessary measures and do not violate or result in a breach of or default under such party’s certificate or instrument of formation and by-laws or the laws of such party’s jurisdiction of organization.

We have further assumed that (i) each agreement represents the entire agreement between the parties with respect to the subject matter thereof, (ii) the statements and representations set forth in the Business Combination Agreement, the Related Agreements, the Representation Letters, the Registration Statement and the Prospectus (the “Documents”) are, and at all relevant times will be, true, correct, and complete in all material respects, without regard to any qualification as to knowledge, belief, or otherwise, (iii) the parties to each Document have complied, and will comply, with all of their respective covenants, agreements and undertakings contained therein, (iv) the transactions provided for by each Document were and will be carried out in accordance with their terms, (v) the Business Combination will be consummated as described in the Business Combination Agreement, and (vi) the parties will not waive or modify, and have not waived or modified, any of the material terms or conditions in the Business Combination Agreement. If any of the above described assumptions is untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Business Combination Agreement, this opinion may be adversely affected.

Based upon and subject to the foregoing, and based upon the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury regulations promulgated thereunder, judicial decisions, revenue rulings and revenue procedures of the Internal Revenue Service, and other administrative pronouncements, all as of the date hereof, it is our opinion that:

Subject to the limitations and conditions set forth therein, the discussion contained in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” insofar as such description purports to summarize the U.S. federal income tax matters referred to therein is our opinion as to the material U.S. federal income tax considerations for U.S. holders and non-U.S. holders (each such term is defined therein) of GHV Securities of (i) electing to have their GHV Common Stock redeemed for cash if the Merger is completed, (ii) the Merger and (iii) the ownership and disposition of AMPSA Securities acquired pursuant to the Merger under currently applicable law.

This opinion letter speaks only as of the date hereof. Our opinion is based on current U.S. federal income tax law and administrative practice, and we do not undertake to advise you as to any future changes in U.S. federal income tax law or administrative practice that may affect our opinion unless we are specifically retained to do so. Further, legal opinions are not binding upon the Internal Revenue Service and there can be no assurance that contrary positions may not be asserted by the Internal Revenue Service.

This opinion is issued solely for the purposes of the filing of the Registration Statement. It may not be relied upon for any other purpose without our written consent. We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus under “Material U.S. Federal Income Tax Considerations.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder. This opinion is strictly limited to the matters stated in it.

Very truly yours,

/s/ Shearman & Sterling LLP